Exhibit 99.1

Bank of South Carolina Corporation Announces Third Quarter Earnings

CHARLESTON, S.C., Oct. 10, 2019 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced unaudited earnings of $2,014,791, or $0.36 basic and diluted earnings per share, for the quarter ended September 30, 2019 – an increase of $236,638, or 13.31%, from earnings for the quarter ended September 30, 2018 of $1,778,153, or $0.32 basic and diluted earnings per share. Unaudited earnings for the nine months ended September 30, 2019 increased $428,162, or 8.37%, to $5,544,902 compared to $5,116,740 for the nine months ended September 30, 2018. Annualized returns on average assets and average equity for the nine months ended September 30, 2019 were 1.69% and 15.26%, respectively, compared with 2018 annualized returns on average assets and average equity of 1.59% and 15.72%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Third quarter earnings represent a record for the Corporation. In the past three months, we have seen stronger deposit growth, and much improved mortgage activity coupled with reasonable loan demand. We are ahead of our profit plan for the year and the three and nine month periods as compared to 2018. We look forward to the opening of our North Charleston office next month. This location will continue our model of strong asset quality, consistent earnings growth, stable capital, and investment in our bankers and the communities they serve."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. A fifth office at 9403 Highway 78 in North Charleston is under construction and anticipated to open in the fourth quarter of 2019. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

The following table shows the balance sheet and income statement highlights:

	(Unaudited) September 30, 2019	(Unaudited) September 30, 2018

Common stock shares outstanding	5,530,001	5,510,312

Book value per share	$9.33	$7.86

Total assets	$453,060,365	$428,377,382

Three Months Ended

Net income	$2,014,791	$1,778,153

Basic earnings per share	$0.36	$0.32

Diluted earnings per share	$0.36	$0.32

Weighted average shares outstanding:

Basic	5,526,233	5,506,649

Diluted	5,595,056	5,589,549

Nine Months Ended

Net income	$5,544,902	$5,116,740

Basic earnings per share	$1.00	$0.93

Diluted earnings per share	$0.99	$0.92

Weighted average shares outstanding:

Basic	5,519,337	5,496,346

Diluted	5,588,532	5,579,989

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500